Exhibit 5.07

                                                                                                                                                            Entergy Services, Inc.
639 Loyola Avenue (70113)
P.O. Box 61000
New Orleans, LA 70161
Tel: 504-576-6755
Fax: 504-576-4150
e-mail: dabuso@entergy.com

Dawn A. Abuso
Senior Counsel
Legal Services Department

September 20, 2010

Entergy Louisiana, LLC
446 North Boulevard
Baton Rouge, Louisiana 70802

Ladies and Gentlemen:

I refer to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (as amended, the “Registration Statement”), including the exhibits thereto, which Entergy Louisiana, LLC (the “Company”) proposes to file with the Securities and Exchange Commission on or shortly after the date hereof, for (I) the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indeterminate aggregate principal amount of its First Mortgage Bonds (the “Bonds”), such Bonds to be issued in one or more new series under the Company’s Mortgage and Deed of Trust, dated as April 1, 1944, with The Bank of New York Mellon, successor trustee, as heretofore amended and supplemented by all indentures amendatory thereof and supplemental thereto, and as it will be further amended and supplemented (the Mortgage and Deed of Trust as so amended and supplemented being hereinafter referred to as the “Mortgage”); and (II) the qualification under the Trust Indenture Act of 1939, as amended, of the Mortgage. In connection therewith, I have reviewed such documents and records as I have deemed necessary to enable me to express my opinion on the matters covered hereby.

I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to me as originals, the conformity with the originals of all documents submitted to me as originals of the documents submitted to me as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to me as copies.

Subject to the qualifications hereinafter expressed, I am of the opinion that the Bonds, when issued and delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement and the Mortgage, will be legally issued and will be binding obligations of the Company.

For purposes of the opinion expressed above, I have assumed (1) that the Bonds will be issued and delivered in compliance with the due authorization of and in accordance with the terms set by the Company’s Board of Directors, or an authorized committee thereof or an authorized officer, and (2) that the Bonds will be issued and delivered in compliance with appropriate action with regard thereto by and before the Federal Energy Regulatory Commission and any other applicable regulatory body.

This opinion is limited to the laws of the States of Louisiana, Texas and New York and the federal laws of the United States of America. To the extent that my opinion relates to or is dependent upon matters governed by the laws of the State of New York, I have relied upon the opinion of Morgan, Lewis & Bockius LLP, which is being filed as Exhibit 5.06 to the Registration Statement. To the extent that my opinion relates to or is dependent upon matters governed by the laws of the State of Texas, I have relied upon the opinion of Clark, Thomas & Winters, a Professional Corporation, which is being filed as Exhibit 5.08 to the Registration Statement.

I hereby consent to the filing of this opinion as Exhibit 5.07 to the Registration Statement.  I also consent to the references to me in the prospectus included in the Registration Statement under the caption “Legality.” In giving the foregoing consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Sincerely yours,

/s/ Dawn A. Abuso